January 15, 2010

On2 Technologies, Inc.
3 Corporate Drive, Suite 100
Clifton Park, NY 12065

Ladies and Gentlemen:

We have acted as counsel to On2 Technologies, Inc., a Delaware corporation (“On2”), in connection with the transaction described in the Agreement and Plan of Merger, dated as of August 4, 2009, by and among Google Inc., a Delaware corporation (“Google”), Oxide Inc., a Delaware corporation and a direct wholly owned subsidiary of Google (“Merger Sub I”), and On2, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 7, 2010 (“Amendment No. 1”), by and among Google, Merger Sub I, Oxide LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Google (“Merger Sub II”), and On2 (as amended, the “Merger Agreement”).  Pursuant to the Merger Agreement, (i) Merger Sub I will be merged with and into On2 (the “First Step Merger”), with On2 as the surviving entity of the First Step Merger and as a wholly owned subsidiary of Google and (ii) as soon as practicable following the First Step Merger and as part of a single integrated transaction with the First Step Merger, Google will cause On2 to merge with and into Merger Sub II, a disregarded entity for U.S. federal income tax purposes, with Merger Sub II continuing as the surviving entity (the “Second Step Merger,” and taken together with the First Step Merger, the “Integrated Merger”).  Pursuant to the terms of the Merger Agreement, On2 stockholders will receive (i) a number of shares of Google Class A Common Stock based upon the exchange ratio set forth in the Merger Agreement for the aggregate number of issued and outstanding shares of On2 Common Stock held by them plus (ii) $0.15 in cash for each issued and outstanding share of On2 Common Stock held by them.  However, no fractional shares of Google Class A Common Stock will be issued in connection with the Integrated Merger; instead, each On2 stockholder otherwise entitled to receive a fractional share of Google Class A Common Stock will receive an amount in cash, in lieu of such fractional share.

On September 11, 2009, Google filed with the Securities and Exchange Commission a registration statement on Form S-4, as amended (File No. 333-161858), that includes a proxy statement/prospectus to register the shares of Google Class A Common Stock to be issued in the Integrated Merger (the “Registration Statement”), which proxy statement/prospectus was supplemented on January 15, 2010 (the “Supplement”).  In connection with the Registration Statement, we furnished an opinion dated October 26, 2009 as to certain tax matters.  In view of the Supplement and the section entitled, “Update to Material U.S. Federal Income Tax Consequences of the Integrated Merger” contained therein, we are furnishing this opinion, dated as of the date set forth above.

In connection with this opinion, we have reviewed and relied on (i) the Merger Agreement; (ii) the Registration Statement, as amended through the effective date thereof and the Supplement; (iii) the continuing truth and accuracy at all times through the effective time of the Second Step Merger (the “Effective Time”) of the tax representation letters to be delivered to us by Google, Merger Sub I, Merger Sub II and On2 (the “Officer’s Certificates”); and (iv) such other documents, information and materials as we have deemed necessary or appropriate.  We have assumed that (a) On2, Google, Merger Sub I and Merger Sub II have acted, and will act, as described in the Merger Agreement and in the manner contemplated by the Registration Statement and the Supplement, (b) the Integrated Merger will be consummated in accordance with the Merger Agreement without the waiver or modification of any terms and conditions as set forth therein and (c) the First Step Merger and the Second Step Merger are authorized by and will be effected pursuant to applicable state law.  Furthermore, we have not attempted, nor will we attempt, to verify independently the representations and statements in the Officer’s Certificates, the Registration Statement and the Supplement, and we have assumed that the disclosure contained in the Supplement is, and through the Effective Time, will be, true, accurate and complete in all respects without regard to any qualifications as to knowledge and belief.

The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, case law and rulings and other pronouncements of the Internal Revenue Service as in effect on the date hereof.  No assurances can be given that such authorities will not be amended or otherwise changed prior to the time of the Integrated Merger, or at any other time, possibly with retroactive effect.  We assume no obligation to advise you of any such subsequent change.  If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may become inapplicable.

This letter addresses only the specific matters set forth below and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Integrated Merger.

Based upon and subject to the foregoing and to the qualifications and limitations set forth herein, and in reliance upon the representations and assumptions described above and set forth in the Supplement, the statements of law and legal conclusions contained in the Supplement under the caption “Update to Material U.S. Federal Income Tax Consequences of the Integrated Merger” constitute the opinion of Hogan & Hartson LLP as to the material U.S. federal income tax consequences of the Integrated Merger to U.S. holders (as defined in the Supplement) of On2 Common Stock who hold their stock as capital assets.

The foregoing opinion reflects our legal judgment solely on the issues expressly presented and discussed herein.  Our opinion is limited to legal rather than factual matters.  This opinion has no official status or binding effect of any kind.  Accordingly, we cannot assure you that the Internal Revenue Service or a court having jurisdiction over the issue will agree with this opinion.

This opinion is being furnished to you for use in connection with the Registration Statement, of which the Supplement is a part, and may not be used for any other purpose without our prior written consent.  We hereby consent to the filing on Form 8-K of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Supplement under the captions “Update to Material U.S. Federal Income Tax Consequences of the Integrated Merger” and “Update to Legal Matters.”  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Hogan & Hartson LLP

Hogan & Hartson LLP